Exhibit 10.1

FOURTEENTH AMENDMENT TO LOAN AGREEMENT

This FOURTEENTH AMENDMENT TO LOAN AGREEMENT (this "Amendment") is made as of the 28th day of October, 2022, by and among MidCap Business Credit LLC, a Texas limited liability company, the secured party hereunder (hereinafter called “Lender”), BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (together with its successors and permitted assigns, “Borrower”), R. L. DRAKE HOLDINGS, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Drake”), and BLONDER TONGUE FAR EAST, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Far East”). Each of Borrower, Drake and Far East are individually referred to herein as a “Loan Party” and individually, collectively, jointly and severally, the “Loan Parties”.

WHEREAS, the Loan Parties and Lender have entered that Loan and Security Agreement (All Assets) dated as of October 25, 2019, as amended by that certain Consent and Amendment to Loan Agreement and Loan Documents, dated as of April 7, 2020, that certain Second Amendment to Loan Agreement, dated as of January 8, 2021, that certain Third Amendment to Loan Agreement, dated as of June 14, 2021, that certain Fourth Amendment to Loan Agreement, dated as of July 30, 2021, that certain Fifth Amendment to Loan Agreement, dated as of August 2, 2021, that certain Sixth Amendment to Loan Agreement, dated as of December 15, 2021, that certain Seventh Amendment to Loan Agreement, dated as of February 11, 2022, that certain Eight Amendment to Loan Agreement, dated as of March 3, 2022, that certain Ninth Amendment to Loan Agreement, dated as of April 5, 2022, that certain Tenth Amendment to Loan Agreement dated as of May 5, 2022, that certain Eleventh Amendment to Loan Agreement dated as of June 14, 2022, that certain Twelfth Amendment to Loan Agreement dated as of July 1, 2022, and that certain Thirteenth Amendment to Loan Agreement dated as of October 25, 2022 (as amended, the “Loan Agreement”).

WHEREAS, Borrower has requested that the Loan Agreement be amended as provided herein, and Lender is willing to make such modifications to the Loan Agreement, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Loan Parties and Lender from a continuing relationship under the Loan Agreement and Loan Documents and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Defined Terms. Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.        Amendment to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)	Definition of Borrowing Base - Section 5(c). Section 5(c) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“(c) The term “Borrowing Base” as used herein shall mean the sum of the following:

(1)                up to eighty-five percent (85%) of the unpaid face amount of Qualified Accounts (as defined below), PLUS

(2)                the lesser of (I) the sum of (A) eighty-five percent (85%) of the Net Orderly Liquidation Value of all Eligible Inventory (as defined below), which such Net Orderly Liquidation Value shall be reset on an annual basis in connection with the updated appraisals obtained in connection herewith, plus (B) the lesser of (i) $113,500, and (ii) twelve percent (12%) of the value of all Eligible WIP Inventory (the sublimit in this clause (B) is referred to herein as the “WIP Sublimit”), which such amount shall, commencing on December 1, 2022 and continuing on the first Business Day of each succeeding calendar month, reduce by $20,000 per month until such amount reaches $0 (with “Eligible WIP Inventory” being Inventory that would have otherwise been Eligible Inventory but for the sole fact that it is work-in-process), or (II) $2,500,000, PLUS

(3)                an over-advance facility in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000), which such amount shall, commencing on December 1, 2022 and continuing on the first Business Day of each succeeding calendar month, reduce by $50,000 per month until such amount reaches $0 (the “Over-Advance Facility”), PLUS

(4)                subject to the approval of Lender in its sole and unfettered discretion, an over-advance facility in an amount up to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “2022 Over-Advance Facility”), LESS

(5)                the Borrowing Base Reserve (as defined below).

The term “Borrowing Base Reserve” as used herein means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Lender may from time to time establish and adjust in reducing the amount available for borrowing (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Permitted Discretion, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender’s judgment in its Permitted Discretion that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that Lender determines constitutes an Event of Default in its Permitted Discretion.

All of the property and assets of the Loan Parties, including, without limitation, their receivables, shall be valued in, and converted into, Dollars in accordance with Lender’s customary banking and conversion practices and procedures.”

(b)	Loans and Other Financial Accommodations – Section 5. Section 5 of the Loan Agreement is hereby amended by adding the following new Section 5(k) immediately following Section 5(j), which such new Section 5(k) shall read as follows:

“(k) If Borrower shall at any time or from time to time receive any amounts constituting Employee Retention Tax Credit refunds (as set out in the Coronavirus Aid, Relief, and Economic Security Act, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, and the American Rescue Plan Act of 2021, and any related legislation enacted in the future) or any monies or proceeds therefrom (“ERC Credits”), Borrower shall promptly notify Lender in writing of such event (including the amount of the ERC Credits received by Borrower) and within two (2) Business Days after receipt by the Borrower of any such ERC Credits, the Borrower shall deliver, or cause to be delivered, an amount equal to fifty percent (50%) of such ERC Credits to the Lender as a prepayment of the Loans until the WIP Sublimit and Over-Advance Facility are paid off in full, which prepayment shall be applied as follows: (i) first, to the WIP Sublimit until such amount reaches $0, and (ii) second, to the Over-Advance Facility until such amount reaches $0.”

(c)	Fees – Section 10(a). Section 10(a) of the Loan Agreement is hereby amended by deleting the last sentence thereof in its entirety.

(d)	Termination - Section 21(a). The first sentence of Section 21(a) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“(a) Unless sooner terminated by Lender as a result of the occurrence of an Event of Default, Borrower’s eligibility to request loans hereunder shall commence on the date hereof and shall continue until June 30, 2023 (the “Term”).

3.       Fees. In consideration of the execution by Lender of this Amendment, (i) Borrower agrees to pay Lender as of the date hereof a fully earned, non-refundable amendment fee in the amount of $2,500 (“Amendment Fee”), and (ii) Borrower further agrees to pay Lender a fully earned, non-refundable origination fee in the amount of $37,500 (the “Origination Fee”), which shall be paid as follows: (a) $12,500 shall be due and payable on the date of this Amendment, (b) $12,500 shall be due and payable on November 15, 2022, and (c) $12,500 shall be due and payable on December 15, 2022.

4.       Conditions to Closing. The willingness of Lender to enter into this Amendment shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(a)	This Amendment properly executed and delivered,

(b)	A Second Amended and Restated Loan Participation Agreement properly executed and delivered,

(c)    Payment by Borrower of the Amendment Fee and the portion of the Origination Fee due and payable on the date hereof pursuant to Section 3 hereof, and

(d)    Payment by the Borrower of any and all outstanding reasonable out-of-pocket fees and expenses relating to the Loan Agreement and/or this Amendment incurred by the Lender, including, without limitation, attorney’s fees and expenses.

5.        Representations and Warranties. Each Loan Party represents and warrants to Lender that such Loan Party has the full power and authority to execute, deliver and perform its obligations under, this Amendment and the execution and delivery of this Amendment have been duly authorized by all necessary action of the stockholders, directors, members and managers, as applicable, of such Loan Party.

6.        Release and Confirmation. Each Loan Party hereby (i) reaffirms that it remains indebted to Lender without defense, counterclaim or offset and, assuming effectiveness of this Amendment, no default or Event of Default has occurred or exists under the Loan Documents, (ii) restates, and reaffirms, all of its covenants, representations and warranties set forth in the Loan Documents to the same extent as if fully set forth herein and each Loan Party hereby certifies that after giving effect to this Amendment, all such covenants, representations and warranties are true and accurate as of the date hereof and (iii) acknowledges and warrants that it does not have any claims, actions or causes of action whatsoever in law or in equity against Lender, its’ officers, directors, employees, agents, successors, subsidiaries, related companies or attorneys (for the purpose of this paragraph, collectively referred to herein as the “Lenders”) or any of them, in connection with or related to or arising from any and all transactions with Lenders, whether known or unknown, including, but not limited to, the loans, through the date of this Amendment, and each Loan Party for good and valuable consideration hereby waives, remises, releases and discharges any and all rights with respect to such claims, additions or causes of action, if any.

7.        Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.        References. Upon and after the date of this Amendment all references to the Loan Agreement in the Loan Documents, or in any related document, shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Loan Agreement, and, except as specifically provided in this Amendment, the Loan Agreement shall remain in full force and effect in accordance with the respective terms thereof.

9.        Loan Documents Ratified. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to its conflicts of law rules. All parts of the Loan Agreement and the other Loan Documents, not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Loan Documents shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail.

10.       Costs and Expenses. Each Loan Party hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Loan Party specifically agrees to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Loan Party hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by the Loan Party, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

11. Post-Closing Covenants. In order to induce the Lender to enter into this Amendment prior to its receipt of all required conditions precedent, each Loan Party hereby promises to satisfy the following condition within the time period specified below. It is hereby further agreed that in the event that the condition described below has not been met to Lender’s satisfaction within such time period, the Lender, at its option, may declare a default under the Loan Agreement and Loan Documents. The Loan Parties shall be responsible for all of Lender’s costs and expenses, including reasonable attorney’s fees actually incurred, in connection with this condition. 12. Condition. Reference is hereby made to that certain Second Amended and Restated Loan Participation Agreement, by and among the Lender, Robert J. Palle and IRAR Trust Account 3602149 FBO Robert J Palle, dated as of the date hereof (the “Participation Agreement”). The Loan Parties shall cause the funding of an Additional Participation Tranche (under and as defined in the Participation Agreement) in an amount not less than $500,000 on or before November 11, 2022.

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the day and year first above written.

BORROWER:

BLONDER TONGUE LABORATORIES, INC.

By:
Name: Title:	Eric Skolnik Senior Vice President and Chief Financial Officer

OTHER LOAN PARTIES:

BLONDER TONGUE FAR EAST, LLC

By:
Name: Title:	Eric Skolnik Senior Vice President and Chief Financial Officer

R. L. DRAKE HOLDINGS, LLC

By:
Name: Title:	Eric Skolnik Senior Vice President and Chief Financial Officer

LENDER:

MIDCAP BUSINESS CREDIT LLC

By:
Name: Title